Filed pursuant to Rule
424(b)(3)
Registration
No. 333-284227
LMP CAPITAL AND INCOME FUND INC.
SUPPLEMENT DATED FEBRUARY 13, 2026 TO THE PROSPECTUS AND
STATEMENT OF ADDITIONAL INFORMATION DATED MARCH 14, 2025
Effective as of the date of this supplement, the following supplements and, to the extent inconsistent with, supersedes such information in the Fund’s Prospectus and Statement of Additional Information (“SAI”):

Prospectus
The first paragraph on the cover page of the Prospectus is removed entirely and replaced as follows:
The Fund.
 LMP Capital and Income Fund Inc., a Maryland corporation (the “Fund”), is a diversified, closed-end
management investment company. The Fund was previously classified as a non-diversified
management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). As a result of ongoing operations, the Fund is now classified as a diversified management investment company. This means that with respect to 75% of the Fund’s total assets, no more than 5% of the Fund’s total assets may be invested in any one issuer or own more than 10% of the outstanding voting securities of such issuer (except, in each case, excepting cash and cash items, U.S. government securities, and securities of other investment companies). The Fund may not resume operating in a non-diversified
manner without first obtaining shareholder approval in accordance with the 1940 Act.
The second paragraph titled “The Fund” on page 1 of the Prospectus under “Prospectus Summary” is removed entirely and replaced as follows:

The Fund	LMP Capital and Income Fund Inc., a Maryland corporation (the “Fund”), is a diversified, closed-end management investment company. The Fund was previously classified as a non-diversified
management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). As a result of ongoing operations, the Fund is now classified as a diversified management investment company. This means that with respect to 75% of the Fund’s total assets, no more than 5% of the Fund’s total assets may be invested in any one issuer or own more than 10% of the outstanding voting securities of such issuer (except, in each case, excepting cash and cash items, U.S. government securities, and securities of other investment companies). The Fund may not resume operating in a non-diversified
manner without first obtaining shareholder approval in accordance with the 1940 Act.
The paragraph titled
“Non-Diversification
Risk”. on page 21 of the Prospectus under “Prospectus Summary” is deleted in its entirety.
The section titled “The Fund” on page 29 of the Prospectus is removed entirely and replaced as follows:
THE FUND
The Fund is a diversified,
closed-end
management investment company registered under the 1940 Act. The Fund was previously classified as a non-diversified
management investment company under 1940 Act. As a result of ongoing operations, the Fund is now classified as a diversified management investment company. This means that with respect to 75% of the Fund’s total assets, no more than 5% of the Fund’s total assets may be invested in any one issuer or own more than 10% of the outstanding voting securities of such issuer (except, in each case, excepting cash and cash items, U.S. government securities, and securities of other investment companies). The Fund was incorporated as a Maryland corporation on November 12, 2003. The Fund’s principal executive office is located at One Madison Avenue, 17th Floor, New York, New York 10010, and its telephone number is (888)
777-0102.

The first paragraph under “Risks” on page 41 of the Prospectus is removed entirely and replaced as follows:
RISKS
The Fund is a diversified,
closed-end
management investment company designed primarily as a long-term investment and not as a trading vehicle. In accordance with the requirements of the 1940 Act, the Fund reclassified its diversification status from non-diversified
to diversified. Diversification does not assure against market loss. The Fund is not intended to be a complete investment program and, due to the uncertainty inherent in all investments, there can be no assurance that the Fund will achieve its investment objectives
. The Fund’s performance and the value of its investments will vary in response to changes in interest rates, inflation, the financial condition of a security’s issuer, ratings on a security and other market factors. Your securities at any point in time may be worth less than you invested, even after taking into account the reinvestment of Fund dividends and distributions. Below are the principal risks associated with an investment in the Fund.
The paragraph titled
“Non-Diversification
Risk”. on page 54 of the Prospectus under the section titled “Risks” is deleted in its entirety.
SAI
The first paragraph on the cover page of the SAI is removed and replaced as follows:
LMP Capital and Income Fund Inc., a Maryland corporation (the “Fund”), is a diversified, closed-end management
investment company. The Fund was previously classified as a
non-diversified
management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). As a result of ongoing operations, the Fund is now classified as a diversified management investment company. This means that with respect to 75% of the Fund’s total assets, no more than 5% of the Fund’s total assets may be invested in any one issuer or own more than 10% of the outstanding voting securities of such issuer (except, in each case, excepting cash and cash items, U.S. government securities, and securities of other investment companies). The Fund may not resume operating in a non-diversified
manner without first obtaining shareholder approval in accordance with the 1940 Act.